SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.__)

                            Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [__]

                           Check the appropriate box:

       [_] Preliminary Proxy Statement     [_] Confidential,  for  Use  of  the
       [X] Definitive Proxy Statement          Commission Only (as permitted by
       [_] Definitive Additional Materials     Rule 14a-6(e)(2))
       [_] Soliciting Material Pursuant to
           Rule 14a-11(c) or Rule 14a-12

                             DENBURY RESOURCES INC.

                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

      [X] No fee required.

          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5) Total fee paid:

      [_] Fee paid previously with preliminary materials.

      [_] Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:

[LOGO OF DENBURY RESOURCES INC.]

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS


                                  April 5, 2000


To the Shareholders:

     You are hereby notified that the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Denbury Resources Inc., a Delaware corporation (the "Company"), will be held at the Denbury offices located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024, at 3:00 P.M., CDT, on Wednesday, May 24, 2000, for the following purpose:

     (1) to elect seven directors, each to serve until their successor is elected and qualified;

     (2) to increase the number of shares that may be issued under our employee stock purchase plan from 750,000 to 1,250,000 shares of common stock;

and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on April 3, 2000, are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the Annual Meeting in person.

                                    /S/ Phil Rykhoek
                                    ---------------------------
                                    Phil Rykhoek
                                    Chief Financial Officer and
                                    Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                             DENBURY RESOURCES INC.

                                 Proxy Statement

                         Annual Meeting of Shareholders
                      to be held on Wednesday, May 24, 2000


     THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation ("Denbury" or the "Company") for use at the Annual Meeting of the Shareholders of Denbury (the "Meeting") to be held on the 24th day of May, 2000 at the time and place and for the purposes of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting.

     On approximately April 5, 2000, the Company anticipates mailing to shareholders this Proxy Statement along with its 1999 annual report to shareholders, the enclosed form of proxy and its 1999 Form 10-K.

                    RECORD DATE AND COMMON STOCK OUTSTANDING

     The Board of Directors of Denbury has fixed the record date for the Meeting as the close of business on Monday, April 3, 2000 (the "Record Date"). Only shareholders of Denbury of record as of the Record Date are entitled to receive notice of and to vote at the Meeting. As of the Record Date, there were approximately 45,799,500 shares of common stock of the Company (the "Common Stock") outstanding.

                             VOTING OF COMMON STOCK

     A proxy accompanies the Notice of Annual Meeting and this Proxy Statement. In order to be valid and acted upon at the Meeting, proxies must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the Meeting or any adjournment thereof. Shareholders may also vote their shares by phone, (800)-PROXIES, or may vote via the internet at www.voteproxy.com.

     A shareholder who has submitted a proxy may revoke it any time prior to the Meeting. If a person who has given a proxy attends the Meeting personally, such person may revoke the proxy and vote in person. In addition, a proxy may be revoked by any later-dated vote via the telephone or internet or may also be revoked in writing and deposited either at the registered office or principal place of business of Denbury at any time up to the time of the Meeting, or with the Chairman of the Meeting on the day of the Meeting. The mere presence of a shareholder at the Meeting, however, will not constitute a revocation of a previously submitted proxy.

     The presence of one-third of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Meeting. Holders of Common Stock are entitled to one vote at the Meeting for each share of Common Stock held of record on the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. If a shareholder does not wish for their shares to be voted for a particular nominee, they must identify the exceptions on the proxy. All matters submitted to a vote at the Meeting require a majority of the votes, present or represented by proxy, for approval. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Broker non-votes, if any, will not be included in the vote totals and as such, will have no effect on any proposal.

     All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted for all the director nominees and approval of the increase in the number of shares available for the stock purchase plan. The Board has designated Ron Greene and Gareth Roberts to serve as proxies. The Company has no knowledge of any matters other than those matters set forth in the Notice of Annual Meeting of Shareholders to be brought before the Meeting. If any other matters are properly presented for action at the Meeting, it is intended that Ron Greene and/or Gareth Roberts, as proxies named in the enclosed form of proxy, and acting thereunder, will vote at his discretion on such matters.

                         PERSONS MAKING THE SOLICITATION

     THIS SOLICITATION IS MADE ON BEHALF OF THE MANAGEMENT OF DENBURY. The costs incurred in the preparation and mailing of the Proxy, Proxy Statement and Notice of Annual Meeting will be borne by Denbury. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication by directors, officers and employees of Denbury, who will not be specifically remunerated therefor. While no arrangements have been made by Denbury to date, it may contract for the distribution and solicitation of proxies for the Meeting, in which event the costs incurred with respect to such solicitation will be borne by Denbury.

                     BUSINESS TO BE CONDUCTED AT THE MEETING

ELECTION OF DIRECTORS

     The Bylaws of Denbury provide that the board of directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors are to be elected annually and each shall hold office until the close of the next annual meeting of shareholders or until he ceases to be a director by operation of law or until his resignation becomes effective. There are presently seven directors of Denbury, each of whom are serving for terms of office that expire at the Meeting.

     Unless otherwise directed, it is the intention of management to vote proxies for the election as directors of the seven nominees hereinafter set forth. Mr. Matthews has decided to not stand for re-election at this meeting and Mr. Heather has been nominated in his place. Mr. Matthews decision to not stand for re-election is not related to any disagreement with management or the Board. The remaining six nominees are currently members of the Board of Directors. If any nominee should become unavailable or unable to serve as a director, the proxy may be voted for a substitute selected by persons named as proxies or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances which would be likely to make any nominee unavailable.

                                 David Bonderman
                                Ronald G. Greene
                                David I. Heather
                              William S. Price, III
                                 Gareth Roberts
                                David M. Stanton
                              Wieland F. Wettstein

     The names, municipalities of residence, ages, offices held, period of time served as director and the principal occupation of each of the persons nominated for election as directors are as follows:


                                             Officer
      Name and                                 or
   Municipality of               Offices     Director
      Residence         Age       Held        Since      Principal Occupation
---------------------  ----- --------------- ------  ---------------------------
Ronald Greene (1)(2)    51    Chairman and    1995   Sole  Shareholder,  Officer
   Calgary, Alberta             Director               and Director of Tortuga
                                                       Investment Corp.

David Bonderman         57      Director      1996   Principal   of  the   Texas
   Fort Worth, Texas                                   Pacific Group

David I. Heather        58      Director       -     President of The Scotia
   Dallas, Texas                 Nominee               Group

William Price, III(2)   43      Director      1995   Principal   of  the   Texas
   San Francisco,                                      Pacific Group
   California

Gareth Roberts          47     President,     1992   President     and     Chief
   Plano, Texas                   Chief                Executive Officer,
                                Executive              Denbury Resources Inc.
                                 Officer
                              and Director

David Stanton           37      Director      1995   Principal    of   Francisco
   Menlo Park,                                         Partners
   California

Wieland Wettstein(1)    50      Director      1990   Executive   Vice-President,
   Calgary, Alberta                                    Finex Financial
                                                       Corporation Ltd.

(1)  Member of the Audit Committee.

(2) Member of the Compensation, Stock Option Plan and Stock Purchase Plan committees.

Directors

Ronald G. Greene has been Chairman of the Board and a director of Denbury since 1995. Mr. Greene is the founder and Chairman of the Board of Renaissance Energy Ltd. and was Chief Executive Officer of Renaissance from its inception in 1974 until May 1990. He is also the sole shareholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also serves on the board of directors of WestJet Airlines Ltd., a public Canadian scheduled airline.

David Bonderman has been a director of Denbury since 1996. Mr. Bonderman is a founding partner of the Texas Pacific Group ("TPG") and has been Managing General Partner of TPG for more than seven years. Mr. Bonderman also serves on the Board of Directors of Bell & Howell Company, Inc.; Beringer Wine Estates; Continental Airlines, Inc.; Co-Star Realty Group, Inc.; Ducati Motor Holdings, S.p.A.; Magellan Health Services, Inc.; Oxford Health Plans, Inc.; Paradyne Networks, Inc. and Ryanair Ltd.

David I. Heather, a director nominee, is the founding partner and President of The Scotia Group, an independent petroleum engineering group in Dallas, Texas, founded in 1981. His experience includes reservoir and economic analysis in almost every producing area throughout the world. Mr. Heather heads up the group's efforts in international exploration and development advice, bidding strategies and acquisition evaluations. He is also responsible for the development and maintenance of the group's reserve and economic analysis systems. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.

William S. Price, III has been a director of Denbury since 1995. Mr. Price is a founding partner of TPG. Before forming TPG in 1992, Mr. Price was Vice-President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial
Services Practice. Mr. Price also serves on the board of directors of AerFi Group plc; Belden & Blake Corporation; Beringer Wine Estates Holdings, Inc.; Continental Airlines, Inc.; Del Monte Foods Company; Favorite Brands International, Inc.; Vivra Specialty Partners, Inc. and Zilog, Inc. and is a managing member of Sandhill L.L.C.

Gareth Roberts is President, Chief Executive Officer, a director and the founder of Denbury Management, Inc., the former operating subsidiary of the Company founded in April 1990. Mr. Roberts has more than 20 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees in Geology and Geophysics from St. Edmund Hall, Oxford University. Mr. Roberts also serves on the board of directors of Belden & Blake Corporation.

David M. Stanton has been a director of Denbury since 1995. Mr. Stanton founded Francisco Partners, a technology leveraged buyout firm, in 1999. Prior to founding Francisco Partners, Mr. Stanton led TPG's technology investing activities from 1994 until August 1999. Mr. Stanton led TPG's investments in GlobeSpan, Inc.; ON Semiconductor; Paradyne Networks, Inc.; GT Com and Zilog, Inc., as well as for two oil & gas investments, Denbury Resources Inc. and Belden & Blake Corporation. Mr. Stanton is a board member of each company, as well as of MVX.com. Prior to joining TPG in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures, specializing in information technology, software and telecommunications investing. Earlier in his career, Mr. Stanton was a strategy consultant with Bain & Company.

Wieland F. Wettstein has been a director of Denbury since 1990. Mr. Wettstein is the Executive Vice President of, and indirectly controls 50% of Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held for more than five years. Mr. Wettstein is Chairman of the board of directors of a Canadian public oil and natural gas company, BXL Energy, and also serves on the board of directors of Raider Resources Ltd., another Canadian public oil company, and a private technology firm.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE FOREGOING DIRECTORS.

INCREASE OF AUTHORIZED SHARES UNDER EMPLOYEE STOCK PURCHASE PLAN

     The second proposal to be voted on is amending Denbury's Employee Stock Purchase Plan (the "Plan") to increase the maximum number of shares of Common Stock under the Plan from 750,000 shares to 1,250,000 shares. Under the Plan, all full-time employees may contribute up to 10% of their base salary to the Plan and the Company matches 75% of the employee contribution. The combined funds are used to purchase shares of Common Stock based on its current market value at the end of each quarter. This Plan is administered by the Stock Purchase Plan Committee of the Board comprised of Messrs. Price and Greene.

     As of December 31, 1999, 113,546 shares remain available for purchase under the Plan. The number of shares issued each quarter has steadily increased due to the addition of several employees since the Plan was adopted in 1996 and the decline in the Company stock price during 1998. A total of 363,930 shares were issued pursuant to the Plan during 1999. The amendment is needed to allow the Company to continue to offer the Plan to its full-time employees for the remainder of 2000 and beyond.

     THE BOARD BELIEVES THAT THE STOCK PURCHASE PLAN IS AN INTEGRAL PART OF THE COMPANY'S OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                    BOARD MEETINGS, ATTENDANCE AND COMMITTEES

     The Board of Directors met seven times during the year ended December 31, 1999, including telephone meetings. All incumbent directors, except for Mr.
Bonderman, attended at least 75% of the meetings. The Board took all other actions by unanimous written consent during 1999. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Stock Purchase Plan Committee.

AUDIT COMMITTEE

     The Audit Committee is comprised of three outside independent directors, Messrs. Greene, Matthews and Wettstein, with Mr. Wettstein acting as Chairman. If elected, it is the intention of the Board that Mr. Heather will replace Mr. Matthews on the Audit Committee. The Audit Committee meets regularly with financial management, the internal auditor and independent auditors to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews, and gives prior approval for, fees and non-audit related services of the independent auditors. Both the internal auditor and independent auditors have unrestricted access to the Audit Committee and meet with the Audit Committee, without management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Audit Committee also meets with the independent reserve engineers, has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors to audit the accounts and records of the Company. The Audit Committee met two times during 1999.

     The Audit Committee reports as follows with respect to the Company's 1999 audited financial statements:

o The Committee has reviewed and discussed with the Company's management the Company's 1999 audited financial statements;
o The Committee has discussed with the independent auditors (Deloitte & Touche LLP) the matters required to be discussed by SAS 61 which includes, among other items, matters related to the conduct of the audit of the Company's financial statements:
o The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor's independence from the Company and its related entities) and has discussed with the auditors the auditors' independence from the Company; and
o Based on review and discussions of the Company's 1999 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 1999 audited financial statements be included in the Company's Annual Report on Form 10-K.

     The Board of Directors expects to finalize its written charter for the Audit Committee at its May 2000 board meeting. The Board of Directors reviews and approves changes to the Audit Committee Charter.

COMPENSATION COMMITTEE

     The Compensation Committee is comprised of Messrs. Greene and Price, with Mr. Price acting as its Chairman. The Compensation Committee makes recommendations to the Company's Board of Directors with respect to the nature and amount of all compensation of the Company's officers, reviews the benefit plans of the Company, including reports from the Company's Stock Option Plan and Stock Purchase Plan Committees and the Company's health and other benefit plans, and at least annually prepares a compensation report in accordance with the rules and regulations promulgated under applicable securities laws. The Compensation Committee met two times during 1999.

     The Board also appointed a Stock Option Plan Committee and a Stock Purchase Plan Committee in December, 1995 to administer the two respective benefit plans and to report and coordinate their efforts with the Compensation Committee. Both committees are comprised of Messrs. Greene and Price, with Mr. Price acting as their Chairman. These committees met as part of the Compensation Committee during 1999.

                            COMPENSATION OF DIRECTORS

     Information regarding the compensation received, including options, from the Company during the fiscal year ended December 31, 1999 by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading "Statement of Executive Compensation - Summary Compensation Table".

DIRECTORS FEES

     The Company reimburses the directors of the Company for out-of-pocket travel expenses in connection with each board meeting attended. Historically, there were no other arrangements whereby directors of the Company received monetary compensation for acting in that capacity. However, at the board meeting on February 17, 2000, the Board elected to pay the outside independent directors an annual retainer fee of $20,000, plus $2,000 per board meeting attended, effective as of January 1, 2000. In addition, the Board approved an additional payment of $5,000 per year to the Chairman of the Audit Committee and the Chairman of the Board.

DIRECTORS OPTIONS

     During 1999, Mr. Roberts was granted a total of 71,500 options with an exercise price equal to the then current market price of $4.24. As of December 31, 1999, none of the directors, other than Mr. Roberts, held any options, nor were any issued to them during 1999. The options held by Mr. Roberts are disclosed under the heading "Statement of Executive Compensation".


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists, as of March 15, 2000, the shareholders of which Denbury is aware that beneficially own more than 5% of its issued and outstanding Common Stock and the Common Stock held by its executive officers and directors, individually and as a group. Unless otherwise indicated, each shareholder identified in the table has sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following March 15, 2000 under the Company's stock option plan. Shareholders should note that some shares are listed as being beneficially owned by more than one shareholder. During 1999, TPG purchased 18.6 million shares of Common Stock thereby increasing their ownership from approximately 32% of the Company's outstanding Common Stock to approximately 60% (see "Interests of Insiders in Material Transactions - TPG Investments").

                                                 Beneficial Ownership of
                                                    Common Stock as of
                                                      March 15, 2000
                                               ----------------------------
            Name and Address of                                  Percent of
              Beneficial Owner                     Shares        Outstanding
-------------------------------------------    ---------------   ----------
Ronald G. Greene...........................        900,900 (1)      2.0%
David Bonderman............................     27,624,314 (2)     60.4%
    201 Main Street, Suite 2420
    Ft. Worth, TX  76102
Wilmot L. Matthews.........................       314,400  (3)       *
William S. Price, III......................    27,308,314  (4)     59.7%
    345 California Street, Suite 3300
    San Francisco, CA   94104
David M. Stanton...........................          2,000           *
Wieland F. Wettstein.......................         20,600 (5)       *
Gareth Roberts.............................        592,180 (6)      1.3%
Phil Rykhoek...............................         65,371 (7)       *
Mark A. Worthey............................         52,424 (7)       *
Mark C. Allen..............................          6,957 (7)       *
Ron Gramling...............................         37,626 (7)       *
Lynda Perrard..............................         30,041 (7)       *
All of the executive officers and
    directors as a group (12 persons)......     29,680,813 (8)     64.6%
Texas Pacific Group........................     27,274,314 (9)     59.7%
    201 Main Street, Suite 2420
    Ft. Worth, TX  76102
Charles M. Royce...........................      3,453,572 (10)     7.6%
    1414 Avenue of the Americas
    New York, NY 10019

*   Less than 1%.

(1) Includes 30,150 shares of Common Stock held by Mr. Greene's spouse in her retirement plan, 900 shares held in trust for Mr. Greene's minor children and 554,703 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.

(2)  Includes  350,000  shares  of  Common  Stock in a family  partnership  100%
     controlled by Mr. Bonderman. Mr. Bonderman is also a director, executive officer and shareholder of TPG Advisors, Inc. and TPG Advisors II, Inc.. TPG Advisors, Inc. is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P., and TPG Parallel I, L.P., which are the direct beneficial owners of 8,721,438 shares of Common Stock attributed to Mr. Bonderman. TPG Advisors II, Inc. is the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., which are the direct beneficial owners of 18,552,876 shares of Common Stock attributed to Mr. Bonderman.

(3) Includes 200,000 shares of Common Stock held by a subsidiary of Marjad Inc., which is wholly owned by Mr. Matthews, 9,000 shares held in various trusts of which Mr. Matthews is a trustee and an income beneficiary and 5,400 shares as to which Mr. Matthews holds a power of attorney but no beneficial interest.

                                        7


(4) Includes 7,000 shares of Common Stock held by Mr. Price and 27,000 shares held by Mr. Price's spouse. Mr. Price is also a director, executive officer and shareholder of TPG Advisors, Inc., and TPG Advisors II, Inc. TPG Advisors, Inc. is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P., and TPG Parallel I, L.P., which are the direct beneficial owners of 8,721,438 shares of Common Stock attributed to Mr. Price. TPG Advisors II, Inc. is the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., which are the direct beneficial owners of 18,552,876 shares of Common Stock attributed to Mr. Price.

(5) Includes 13,700 shares of Common Stock held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee.

(6) Includes 138,330 shares of Common Stock held by a corporation which is solely owned by Mr. Roberts, 2,228 shares held by his spouse and 62,875 shares which Mr. Roberts has the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from March 15, 2000. Ownership also includes 38,000 shares of Common Stock held in a private charitable foundation which he and his spouse control, but in which they have no beneficial interest.

(7)  Includes 55,375;  31,190;  5,750; 29,600; and 25,350 shares of Common Stock which Mr. Rykhoek, Mr. Worthey, Mr. Allen, Mr. Gramling, and Ms. Perrard, respectively, have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from March 15, 2000.

(8) Includes 210,140 shares of Common Stock which the officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from March 15, 2000. Beneficial ownership also includes the shares held by affiliates of TPG, although Mr. Price and Mr. Bonderman, who are directors of Denbury, are not the owners of record of these securities. (See also Footnote 9).

(9) These shares are held by affiliates of the Texas Pacific Group. Mr. Price and Mr. Bonderman, directors of Denbury, are directors, executive officers and shareholders of TPG Advisors, Inc. and TPG Advisors II, Inc. TPG Advisors, Inc. is the general partner of TPG GenPar, L.P., which in turn is the sole general partner of both TPG Partners, L.P. and TPG Parallel I, L.P., which are the direct beneficial owners of 8,721,438 shares of Common Stock. TPG Advisors II, Inc. is the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., which are the direct beneficial owners of 18,552,876 shares of Common Stock.

(10) Includes 3,321,772 shares of Common Stock held by Royce & Associates, Inc. and 131,800 shares of Common Stock held by Royce Management Company. Both Royce & Associates, Inc. and Royce Management Company are controlled by Charles M. Royce. Mr. Royce disclaims any beneficial ownership of these shares.

                                   MANAGEMENT

     The names of the officers of the Company, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his death, resignation or removal or until his successor is duly appointed.

          Name             Age      Position
          ----             ---      --------
          Gareth Roberts   47       President and Chief Executive Officer
          Phil Rykhoek     43       Chief Financial Officer and Secretary
          Mark A. Worthey  42       Vice President, Operations
          Mark C. Allen    32       Controller & Chief Accounting Officer
          Ron Gramling     54       Vice President, Marketing
          Lynda Perrard    56       Vice President, Land

     Set forth below is a description of the business experience of each of the officers other than Gareth Roberts. See "Business to be Conducted at the Meeting
- Election of Directors" for a discussion of the business experience of Gareth Roberts.

Phil Rykhoek, a Certified Public Accountant, is Chief Financial Officer and Secretary of the Company. Before joining the Company in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. ("PFI"), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer.

Mark A. Worthey, Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. He joined Denbury in September 1992. Previously, he was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984.

Mark C. Allen, a Certified Public Accountant, joined Denbury in April 1999 as Controller and Chief Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.

Ron Gramling is Vice President, Marketing and President of Denbury's marketing subsidiary. He joined Denbury in May 1996 when Denbury purchased the subsidiary's assets. Before becoming affiliated with Denbury, he was employed by Hadson Gas Systems as Vice President of term supply. Mr. Gramling has 30 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.

Lynda Perrard is Vice President, Land of Denbury. Ms. Perrard joined Denbury in April 1994 and has over 30 years of experience in the oil and gas industry as a petroleum landman. Before joining Denbury, Ms. Perrard was the President and Chief Executive Officer of Perrard Snyder, Inc., a corporation performing contract land services. Ms. Perrard also served as Vice President, Land for Snyder Exploration Company from 1986 to 1991.

                       STATEMENT OF EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets out a summary of executive compensation for the President and Chief Executive Officer of the Company and the Company's next four most highly compensated executive officers for each of the Company's last three completed fiscal years (collectively the "Named Executive Officers").

                                                     Long Term
                            Annual Compensation (1) Compensation
                            ----------------------- -------------
                                                       Number of
                                                      Securities
                                                      Underlying      All
                                                       Options       Other
Name and Principal Position Year  Salary   Bonuses(2)  Granted   Compensation(3)
--------------------------- ---- --------  ---------- ---------- ---------------
Gareth Roberts              1999 $ 275,000  $ 60,288      71,500      $  15,188
   President and Chief      1998   275,000     5,288      16,500         19,336
   Executive Officer        1997   197,917    43,846      40,000         14,843

Phil Rykhoek                1999 $ 175,000  $ 38,365      45,500      $  13,936
   Chief Financial          1998   175,000     3,365      10,500         13,125
   Officer and Secretary    1997   138,750    30,692      28,000         10,406

Mark A. Worthey             1999 $ 175,000  $ 38,365      45,500      $  11,201
   Vice President,          1998   175,000     3,365      10,500         13,125
   Operations               1997   138,750    30,692      28,000         10,406

Ron Gramling (4)            1999 $ 130,000  $ 28,500      33,800      $  15,654
   Vice President,
   Marketing

Lynda Perrard (5)           1999 $ 130,000  $ 28,500      33,800      $   9,804
   Vice President, Land

(1) The aggregate amount of all other non-cash annual compensation was less than 10% of the total annual salary and bonus of each Named Executive Officer for each year.

(2) Bonuses represent the amounts earned based on the Company's performance for the year indicated, even though they are actually paid in the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week's salary and has been paid to all employees for each of the last three years. For 1998, there were no bonuses paid except for the Christmas bonus.

(3)  Amounts  in  this   column  for  1999   include  the   Company's   matching
     contributions to the Employee Stock Purchase Plan, 401(k) Plan and group term life insurance premiums paid on behalf of the named Executive Officers as follows:
                            Stock                  Group Term
                          Purchase       401(k)       Life
                            Plan          Plan      Insurance
                         -----------   ---------   -----------
     Gareth Roberts      $    10,313   $   2,501   $    2,374
     Phil Rykhoek              6,563       4,999        2,374
     Mark A. Worthey           3,828       4,999        2,374
     Ron Gramling              9,750       3,946        1,958
     Lynda Perrard             3,900       3,946        1,958

(4) Mr. Gramling was appointed by the Board in July 1999 as Vice President, Marketing of the Company. Prior to this appointment, Mr. Gramling was President of a wholly owned subsidiary of the Company.

(5) Ms. Perrard was appointed by the Board in April 1999 as Vice President, Land of the Company. Prior to this appointment, Ms. Perrard was Vice President, Land of a wholly owned subsidiary of the Company.

Stock Options

     The Company has an employee stock option plan (the "Option Plan") pursuant to which stock options may be granted to full and part-time employees, officers and directors of the Company and its subsidiaries, from time to time, as the Board of Directors of the Company may determine. The Option Plan allows the granting of either non-qualified or incentive stock options. Under the terms of the Option Plan, the number of shares of Common Stock reserved for future issuance may not exceed 4,535,000 shares. The term of options granted under the Option Plan are determined by the Board of Directors provided that no option may be granted for a period exceeding 10 years from the date of the grant. The purchase price of any shares subject to option under the Option Plan is the lower of the two average closing prices on The Toronto Stock Exchange ("TSE") and The New York Stock Exchange (NYSE") for the ten trading days prior to the grant date. All option agreements granted under the Option Plan must be in accordance with the policies and procedures of the TSE and NYSE.

     As of December 31, 1999, options outstanding pursuant to the Option Plan consisted of incentive and non-qualified stock options which in the aggregate represented rights to acquire 3,317,384 shares of Common Stock. These options are exercisable at prices ranging from $3.77 to $22.24, with a weighted average price of $8.66. Of the total outstanding options, 622,001 options were exercisable as of December 31, 1999. The Company granted 1,830,503 options during 1999.

OPTION GRANTS IN 1999

     The following table represents the options granted to the Named Executive Officers during 1999 and the value of such options as of the date of grant:


                                Individual Grants
                 -----------------------------------------------
                                  % of
                                 Total
                                Options
                  Number of    Granted to    Exercise                Grant Date
                   Options    Employees in    Price    Expiration      Present
Name               Granted        1999        ($/Sh)       Date      Value $ (1)
----              ----------  ------------   -------   ----------  -------------
Gareth Roberts    71,500 (2)      3.9%       $ 4.24      1/04/09   $     176,855
Phil Rykhoek      45,500 (2)      2.5%         4.24      1/04/09         112,544
Mark A. Worthey   45,500 (2)      2.5%         4.24      1/04/09         112,544
Ron Gramling      33,800 (2)      1.9%         4.24      1/04/09          83,604
Lynda Perrard     33,800 (2)      1.9%         4.24      1/04/09          83,604

(1) As permitted by the Securities and Exchange Commission rules, the Grant Date Present Value of the options set forth in this table is calculated in accordance with the Black-Scholes option pricing model, using the following assumptions; expected volatility computed using, as of the date of grant, the prior three year monthly average of the Company's Common Stock listed on the TSE, which was 64.7%; expected dividend yield - 0%; expected option term - 5 years; and a risk-free rate of return as of the date of grant of 5.71%, based on the yield of five year U.S. treasury securities. The real value of the options presented in this table depends upon the actual performance of the Common Stock during the applicable period in which they are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the Common Stock.

(2) The options vest at the rate of 25% per year for four years, and expire on the tenth anniversary of the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held as of December 31, 1999. No options were exercised by the Named Executive Officers during 1999.


                       Aggregated Option Exercises in 1999
                       and December 31, 1999 Option Values

                                  Number of Common             Value of
              Shares                   Shares                Unexercised
             Acquired          Underlying Unexercised           In-the
                on     Value         Options at            Money Options at
    Name     Exercise Realized    December 31, 1999      December 31, 1999 (1)
------------ -------- -------- ----------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Gareth Roberts    -      -      25,000       128,000    $    -      $     -
Phil Rykhoek      -      -      30,000        84,000         -            -
Mark A. Worthey   -      -       8,125        75,546         -            -
Ron Gramling      -      -      11,250        61,400         -            -
Lynda Perrard     -      -       7,500        60,400         -            -

(1) Based on the average of the high and low sales price of the Common Stock on December 31, 1999, of $4.219 per share as reported by the NYSE. A conversion exchange rate of Cdn. $1.4461 = U.S. $1.00 was assumed in the calculation as certain of the options are denominated in Canadian dollars.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the Board of Directors (the "Committee") is responsible for making recommendations to the Board of Directors regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The Committee also administers, along with the specific stock option and stock purchase plan committees, the Company's stock option and stock purchase plans for all employees.

     The basic policy adopted by the Board of Directors is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of the Company's operations, and the
Company's financial condition and performance. The overall compensation philosophy is, (i) that the Company pay base salaries which will attract and retain outstanding talent, generally around the median salaries of comparable companies, (ii) that the main focus of compensation be in long-term incentives,
(iii) that all employees be encouraged to be shareholders, and (iv) that the primary focus of compensation for employees be for the effort and results of the team or Company as a whole, rather than a focus on individual performance. The components of this philosophy consist of:

     (i)    competitive base salaries;
     (ii)   a stock purchase plan for all employees;
     (iii) stock options for all employees, but with a higher level for the professionals; and
     (iv)   a profit sharing plan or bonus plan.

     BASE SALARIES. In determining an executives' salary, the Committee weighs individual performance, overall corporate performance, the executive's position and responsibility in the organization, the executive's experience and expertise and compensation for comparable positions at comparable companies. In making recommendations, the Committee exercises subjective judgment using no specific weights for these factors. The Committee believes that base salaries that average at or near the median of comparable companies, as determined from salary surveys and other data, are generally appropriate as a frame of reference for base pay decisions. The specific compensation for individual executives will vary from these levels as a result of the subjective judgment of the Committee and based on the recommendation of the Chief Executive Officer with regard to the other executives. This is the only part of the compensation package whereby a distinction is made for individual performance as the other components of the compensation plan are consistent among employee groups and are proportional to salaries.

     STOCK PURCHASE PLAN. To encourage ownership in the Company by all of the employees, the Company has a stock purchase plan which allows all employees to contribute up to 10% of their base compensation with the Company matching 75% of such contributions. The combined funds are used at the end of each quarter to purchase Common Stock at the current market price. In addition, the Company pays the income tax on the matching portion for employees which are below a certain salary threshold, generally the employees that are not in the professional group. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition.

     STOCK OPTIONS. Stock options have been awarded to all employees. To further encourage the team concept, at the time of each grant the options are allocated among employees as a percentage of salary, although the professional group does receive a significantly higher percentage than the rest of the employees. The executive officers receive stock options at the same percentage of salary as the other employees in the professional group. These options are designed to retain and motivate the grantees and to improve long-term Company performance by making executive rewards consistent with those of all shareholders. All options are granted at the prevailing market price and will only have value if the market price of the Common Stock increases after the date of grant.

     Since 1997, the Company has granted options to its employees at their time of employment with such options vesting 25% per year over a period of four years. Additional options have also been granted on an annual basis to the professional group (and for the last two years to all employees) which generally vest 100% four years from the date of grant. The net effect was that the professional employee would always have options vesting each year for the next four years. The annual grants made in early 1999 were an exception to the normal annual vesting schedule as these grants vested 25% per year over a period of four years. In addition to a modification of the normal vesting parameters, the Committee authorized a larger than normal grant at that time in order to give the employees renewed long-term incentives in light of the depressed stock prices and in lieu of any salary increases or bonuses.

     All of the options granted under the Option Plan expire ten years from the date of grant and to the extent allowed under the United States federal income tax laws, are granted as incentive stock options. In determining the specific level of option grants, the Committee takes into consideration several factors without giving particular weight to any one factor. These factors include, (i) the total options relative to the total Common Stock outstanding, (ii) the level of compensation for each option based on option pricing models such as Black-Scholes, (iii) the number of option grants made by comparable companies for similar positions, (iv) the perceived incentive value of the options currently held by the employees, and (v) the overall compensation package for that year.

     BONUS PLAN. All employees of the Company participate in the profit sharing or bonus plan. Bonuses are recommended by the Committee and awarded by the Board of Directors each year based on the overall results of the Company and the achievement of predetermined goals and objectives. Historically, the bonus plan has had two levels of compensation whereby at the base level, which included all employees, bonuses ranged from zero to ten percent of base salaries. There was an additional compensation layer for the professional group whereby these employees could earn an additional bonus of up to ten percent of salaries, or a total bonus ranging from zero to twenty percent of salaries. During 1999, the Committee approved a third tier for the bonus plan whereby the top managers and officers of the Company were eligible to receive an additional bonus of up to twenty percent of their annual salaries, or a total possible bonus ranging from zero to forty percent of annual salaries. In addition to the aforementioned profit sharing plan, the Company has usually paid a Christmas bonus each year which is equivalent to one week of each employees' base salary.

     The Committee did not recommend that any bonuses be awarded for 1998 (which would have been paid in early 1999) due to the significant losses of the Company during 1998. During 1998 the Company's cash flow and results of operations were adversely affected by the depressed oil prices and the reduced cash flow also contributed to an increase in the Company's debt levels and a general weakening of the Company's financial condition. During 1999 the Company made significant strides in rebuilding its balance sheet and improving its financial condition. Oil prices increased sharply from a NYMEX average of approximately $13.00 per barrel during the first quarter to approximately $24.50 per barrel during the fourth quarter. The Company's production increased each quarter throughout 1999 from a first quarter average of 15,417 barrels of oil equivalent produced per day ("BOE/d") to a fourth quarter average of 18,491 BOE/d; an increase of 20%. New reserves were added at an average cost of less than $4.00 per BOE and approximately 15.9 million BOE were recovered due to the improved product prices. Although the Company's net income was not significant, the Company did return to profitability and generally met its stated objectives and goals for the year. As such, the Committee recommended that bonuses be awarded for 1999, to be paid in early 2000, equal to five percent of salaries for all employees, an additional five percent for all members of the professional group and an additional ten percent for the top managers and officers of the Company. This bonus was the mid-point of each range.

     Due to the significant losses during 1998, the Committee did not grant any salary increases as part of their 1998 year-end review of compensation for 1999. They did approve salary increases in 1999, effective as of January 1, 2000, due to the improved financial results of 1999 and the fact that no increases had been granted in the prior year. These salary increases averaged 6.8% for the Company as a whole, 4.2% for the Named Executive Officers as a whole and 2.5% for the President and Chief Executive Officer.

     The foregoing report has been furnished by the following members of the Committee. None of the Committee members are former or current officers of the Company or any of its subsidiaries, nor has any member of the Committee had any Compensation Committee interlocks during the year.

                                             The Compensation Committee
                                             William S. Price, III
                                             Ronald G. Greene




                             SHARE PERFORMANCE GRAPH

     The following graph illustrates changes over the five year period ended December 31, 1999 in cumulative total shareholder return on the Company's Common Stock, assuming an initial investment of $100 on December 31, 1994 as measured against the cumulative total return of the TSE 300 Index and the TSE Oil and Gas Index. Since the Company has only been traded on a United States exchange since 1995, the Company used the share performance on the TSE for its comparison.


                   Cumulative Total Return on $100 Investment
                     (December 31, 1994 - December 31, 1999)


                    1994    1995   1996   1997    1998    1999
                   -----   -----  -----  ------  -----  ------
Denbury            $ 100   $ 109  $ 267  $  357  $  84  $   80
TSE 300              100     112    141     159    154     200
TSE Oil & Gas Index  100     115    158     162    113     142

[LINE GRAPH DISPLAYING ABOVE TABLE INFORMATION OMITTED]


                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

     Other than as described below, there are no material interests, direct or indirect, of any director, officer or any shareholder of the Company who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Stock, or any known family member, associate or affiliate of such persons, in any transaction within the last three years or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries. The Company believes that the terms of the transactions described below were as favorable to the Company as terms that reasonably could have been obtained from non-affiliated third parties.

TPG INVESTMENTS

     TPG has made several different investments in the Company. It's $40.0 million initial investment in December 1995 was comprised of a private placement of securities, which included 4.2 million shares of Common Stock, 625,000 warrants and 1.5 million shares of convertible preferred stock. The convertible preferred stock was converted into 2.8 million shares of Common Stock in 1996 and the warrants were exercised in January 1998. TPG also purchased shares in two public stock offerings of the Company. TPG purchased 800,000 shares of Common Stock in October 1996 at an aggregate cost of $9.6 million and 313,400 shares of Common Stock in February 1998 at an aggregate cost of $5.0 million. Both of these acquisitions were made at the same price that the shares were sold by the Company to the underwriters.

     In December 1998, TPG committed to purchase 18,552,876 shares of Common Stock at $5.39 per share for an aggregate consideration of $100 million. This sale was approved by shareholders and consummated in April 1999. As a result of this investment, TPG's ownership increased from approximately 32% to 60% of the Company's issued and outstanding Common Stock. As part of this transaction, TPG's rights, which had been granted at the time of their initial investment in 1995, to nominate three of seven directors and to maintain their pro rata ownership were terminated.

However, by virtue of their 60% ownership of the Company, TPG will have adequate voting power to control the election of directors, to determine the corporate and management policies of the Company and to effect the shareholder approval of a merger, consolidation or sale of all or substantially all of the assets of the Company.

     In addition as part of TPG's $100 million investment, the Company agreed to execute a new registration rights agreement with TPG. The new registration rights agreement covers all of the shares owned by TPG, or a total of 27,274,314 shares of Common Stock. The agreement provides TPG "piggyback" registration rights and also gives TPG the right to cause Denbury to file up to four demand registrations, including one shelf registration. These demand rights expire in April 2005 and are subject to customary exceptions and black-out periods. The Company will bear the expenses of each "piggyback" registration and the expenses of three of four demand registrations. Under the registration rights agreement, the Company cannot grant any registration rights to any other person on terms more favorable than those granted to TPG. The Company has also agreed to indemnify TPG for specified items with regard to the registration statements.

                              SHAREHOLDER PROPOSALS

     All shareholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer and Secretary, 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024. Any shareholder who intends to present a proposal at the 2001 annual meeting of shareholders must deliver the proposal to the Company so that it is received no later than December 5, 2000, to have the proposal included in the proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after February 18, 2001, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2001 Annual Meeting of Shareholders.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Deloitte & Touche LLP, which has audited the Company's books annually since 1991, as independent accountants for 2000. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with an opportunity to make a statement and/or respond to appropriate questions.

                                  OTHER MATTERS

     Management knows of no amendment, variation or other matters to come before the Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of Denbury's Common Stock is based upon information contained in reports filed by such owner with the SEC.

     THE COMPANY HAS PROVIDED TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF THE COMPANY'S 1999 ANNUAL REPORT AND A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 (WITHOUT EXHIBITS) FILED WITH THE SEC ON MARCH 20, 2000. COPIES OF THE EXHIBITS OR AMENDMENTS WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE WHO MAKE A WRITTEN REQUEST TO INVESTOR RELATIONS AT DENBURY RESOURCES INC., 5100 TENNYSON PARKWAY, SUITE 3000, PLANO, TEXAS 75024.

                                           By order of the Board of Directors

                                           /s/  Phil Rykhoek
                                           -------------------------------------
                                           Phil Rykhoek
                                           Chief Financial Officer and Secretary

                         *** PRELIMINARY PROXY CARD ***

                        ANNUAL MEETING OF SHAREHOLDERS of

                             DENBURY RESOURCES INC.
                                  Common Stock

                             Wednesday, May 24, 2000

                            PROXY VOTING INSTRUCTIONS



TO VOTE BY MAIL
----------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.


YOUR CONTROL NUMBER IS        _________________________


                 Please Detach and mail in the Envelope Provided

[X]  Please mark your
     votes as in this
     example
                                   FOR all      WITHHELD
                                   nominees  for all nominees
                                   --------  ----------------
1. Proposal to elect directors.     [  ]         [  ]

   FOR, except vote withheld from the          Nominees:  Ronald G. Greene
   following nominees: _________________                  David Bonderman
   _____________________________________                  David I. Heather
                                                          William S. Price, III
                                                          Gareth Roberts
                                                          David M. Stanton
                                                          Wieland F. Wettstein


                                            FOR   AGAINST  ABSTAIN
                                          ------  -------  -------
2. Proposal to increase  the number of     [  ]    [  ]     [  ]
   shares that may be issued under
   Denbury's Employee Stock Purchase
   Plan from 750,000 to 1,250,000
   shares of Common Stock.


Signature:___________________________ Date:___________________

Signature:___________________________ Date:___________________
              (If held Jointly)

                         *** PRELIMINARY PROXY CARD ***

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 THE ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2000

                             DENBURY RESOURCES INC.

                                  Common Stock

     By signing this proxy, I appoint Ronald G. Greene, Chairman of the Board of Denbury and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 2000, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

     If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Denbury Resources Inc. stock will be voted FOR each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

                     PLEASE SIGN AND MAIL YOUR PROXY TODAY.